                                                                       D R A F T

                              Rosebud Energy Corp.
                                  Balance Sheet
                                 As of 12/31/98

CURRENT ASSETS:
Rosebud Fee Acct. - US Bank          $    31,827.19
Rosebud Operating Acct. - US Bank         66,079.46
                                     --------------


TOTAL CURRENT ASSETS                                             $    97,906.65

PROPERTY, PLANT AND EQUIPMENT:
Land                                       1,000.00
Office Furniture and Fixtures              9,610.58
Computer Equipment and Software            2,158.80
Accum. Deprec. - Office Equip.              (672.37)
Accum. Deprec. - Office F and F           (5,604.83)
Accum. Deprec. - Computer Equip.            (510.92)
                                     --------------

TOTAL PROPERTY, PLANT AND EQUIPMENT                              $     5,981.26

OTHER ASSETS:
Other Receivable - RDO                   244,946.16
Other Investments                     (5,682,222.16)
                                     --------------
TOTAL OTHER ASSETS                                               $(5,437,276.00)

                                                                 ---------------

TOTAL ASSETS                                                     $(5,333,388.09)
                                                                 ===============

                                                                       D R A F T

                              Rosebud Energy Corp.
                                  Balance Sheet
                                 As of 12/31/98

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts Payable                     $     4,263.69
Other Payable                            358,525.62
                                     --------------

TOTAL CURRENT LIABILITIES                                        $   362,789.31
                                                                 --------------

TOTAL LIABILITIES                                                $   362,789.31

SHAREHOLDERS' EQUITY:
Shareholders' Capital                $(2,239,036.64)
Retained Earnings                     (2,848,720.32)
Net Loss                                (608,420.44)
                                     --------------

TOTAL SHAREHOLDERS' EQUITY                                       $(5,696,177.40)

                                                                 ---------------

TOTAL LIABILITIES/SHAREHOLDERS' EQUITY                           $(5,333,388.09)
                                                                 ===============

                                                                       D R A F T

                              Rosebud Energy Corp.
                             STATEMENT OF OPERATIONS
                          For the Period Ended 12/31/98


REVENUES:
Professional Fees                                                $   411,666.91

OPERATING EXPENSES:
Accounting and Auditing Fees                                           1,850.00
Legal Fees                                                             7,310.42
Travel Expenses                                                       12,209.79
Business Meals and Entertainment                                       1,361.78
Telephone Expense                                                      9,584.31
Fees and Licenses                                                         10.00
Rent Expense                                                          32,422.11
Dues and Subscriptions                                                    84.25
Employee Benefits                                                     51,396.68
Employee Relations                                                     2,327.63
Payroll and Payroll Tax Expense                                      265,059.90
Office Supplies                                                        7,692.29
Outside Services - Administrative                                      5,291.21
Outside Services - Finance                                           765,577.40
Postage and Freight                                                    2,899.06
Insurance                                                              2,853.50
Charitable Contribution                                                   87.50
Community Relations                                                      657.50
Continuing Education                                                   1,877.00
Dues and Publications                                                  5,289.15
Miscellaneous                                                         15,392.43
Taxes                                                                     10.00
Depreciation                                                           1,068.15
                                                                 ---------------

TOTAL OPERATING EXPENSES                                         $ 1,192,312.06
                                                                 ---------------

TOTAL OPERATING LOSS                                                (780,645.15)
Gain - Other Invest. - CELP                                          172,224.71
                                                                 ===============

NET LOSS                                                         $  (608,420.44)
                                                                 ===============

                                                                       D R A F T

COLSTRIP ENERGY LIMITED PARTNERSHIP
BALANCE SHEETS
as of December 31,

                          ASSETS                                       1998                   1997
                                                                 ----------------       ----------------

Current assets:
     Designated and restricted cash equivalents                      $  3,083,616          $  4,195,726
     Liquid investments                                                 1,891,762             1,514,063
     Receivable from Montana Power Company                              1,737,074             1,692,775
     Prepaid expenses                                                      93,473               112,944
     Special reserve account investments                                  503,125               504,688
     Other                                                                160,988               159,979
                                                                 ----------------       ----------------

         Total current assets                                           7,470,038             8,180,175

Property, plant and equipment, net                                     71,928,155            73,545,027
Bond reserve fund investments                                           6,084,976             6,128,810
Deferred charges                                                        2,823,534             3,209,941
Limestone inventory                                                       595,310               628,248
                                                                 -----------------      ----------------

         Total assets                                                $ 88,902,013          $ 91,692,201
                                                                 ================       ================


              LIABILITIES AND PARTNERS' EQUITY

Current liabilities:
     Accounts payable and accrued expenses                            $ 1,120,953           $ 1,038,936
     Accrued interest                                                     178,153               204,905
     Current portion of term notes payable                              2,280,000             1,920,000
                                                                 ----------------       ---------------

         Total current liabilities                                      3,579,106             3,163,841

Bond payable                                                           60,800,000            60,800,000
Term notes payable                                                      5,400,000             7,680,000
                                                                 ----------------       ---------------

         Total liabilities                                             69,779,106            71,643,841

Commitment (Note 11) and contingencies (Note 13)

Partners' equity:
     Partners' capital                                                 19,110,624            20,030,551
     Accumulated comprehensive income                                      12,283                17,809
                                                                 ----------------       ---------------

         Total liabilities and partners' equity                      $ 88,902,013          $ 91,692,201
                                                                 ================       ===============

The accompanying notes are an integral part of the financial statements.

                                                                       D R A F T

COLSTRIP ENERGY LIMITED PARTNERSHIP
STATEMENTS OF OPERATIONS
for the years ended December 31,

                                                                       1998                   1997
                                                                 ----------------       ---------------

Revenues:
     Energy                                                          $ 15,305,882          $ 13,991,993
     Capacity                                                           3,187,158             2,904,364
     Interest Income                                                      560,679               560,353
     Other                                                                 79,015                14,348
                                                                 ----------------       ---------------

                                                                     $ 19,132,734          $ 17,471,058
                                                                 ----------------       ---------------

Raw materials:
     Coal                                                               2,112,651             1,315,769
     Coal transport                                                       582,723               439,878
     Coal royalty                                                         361,651               240,475
     Limestone processing charge                                          122,365                76,950
     Limestone transport                                                  410,100               245,225
     Limestone usage                                                       32,314                21,139
     Fuel oil                                                              13,607                81,323

Operating expenses:
     Operations and maintenance (O&M) contract labor                    2,273,873             2,047,405
     O&M nonlabor                                                         862,525               855,655
     Professional fees                                                    911,649               941,395
     Property, license and other taxes                                    420,957               470,181
     Insurance                                                            173,168               205,069
     Management fee to operator                                           230,960               225,547
     Other                                                                278,684               146,722
                                                                 ----------------       ---------------

                                                                        8,787,227             7,312,733
                                                                 ----------------       ---------------

  Operating revenues available for debt service and                    10,345,507            10,158,325
      other expenses
                                                                 ----------------       ---------------


Debt service expenses:
       Interest                                                         2,740,981             3,027,211
       Loan fees                                                          894,504               894,890

Expenses subordinate to debt service:
     Bonus to operator                                                     52,856               173,272

      Depreciation and amortization                                     2,349,549             2,347,104
                                                                 ----------------       ---------------

     Total debt service and other expenses                              6,039,890             6,442,477
                                                                 ----------------       ---------------

     Net income                                                       $ 4,305,617           $ 3,715,848
                                                                 ================       ===============

The accompanying notes are an integral part of the financial statements.

                                                                       D R A F T

COLSTRIP ENERGY LIMITED PARTNERSHIP
STATEMENTS OF COMPREHENSIVE INCOME
for the years ended December 31,

                                                                       1998                   1997
                                                                 ----------------       ---------------

Net income                                                            $ 4,305,617           $ 3,715,848

Unrealized holding gain (loss) arising during period                       (5,526)               17,955
                                                                 ----------------       ---------------

Comprehensive income                                                  $ 4,300,091           $ 3,733,803
                                                                 ================       ===============

The accompanying notes are an integral part of the financial statements.

                                                                       D R A F T

COLSTRIP ENERGY LIMITED PARTNERSHIP
STATEMENTS OF PARTNERS' CAPITAL
for the years ended December 31, 1998 and 1997

                                             GENERAL                 LIMITED
                                             PARTNER                 PARTNERS                TOTAL
                                         ----------------        ----------------       ---------------

Balance at January 1, 1997                   $ (2,200,606)           $ 22,623,261           $20,422,655

Net income                                        148,634               3,567,214             3,715,848

Capital withdrawn                              (1,913,714)             (2,194,238)           (4,107,952)
                                         ----------------        ----------------       ---------------

Balance at December 31, 1997                 $ (3,965,686)           $ 23,996,237           $20,030,551

Net income                                        172,225               4,133,392             4,305,617

Capital withdrawn                              (1,888,760)             (3,336,784)           (5,225,544)
                                         ----------------        ----------------       ---------------

Balance at December 31, 1998                 $ (5,682,221)           $ 24,792,845          $ 19,110,624
                                         ================        ================       ===============

The accompanying notes are an integral part of the financial statements.

                                                                       D R A F T

COLSTRIP ENERGY LIMITED PARTNERSHIP
STATEMENTS OF CASH FLOWS
for the years ended December 31,

                                                                       1998                   1997
                                                                 ----------------       ---------------
Cash flows from operating activities:
   Net income                                                         $ 4,305,617           $ 3,715,848
   Adjustments to reconcile net income to net cash provided
      by operating activities:
     Depreciation and amortization                                      2,349,549             2,347,104
     Amortization of investment discount                                 (312,372)             (314,533)
     Gain on disposal of equipment                                              -               (14,349)
     Change in assets and liabilities:
       Receivable from Montana Power Company                              (44,299)              (77,215)
       Prepaid expenses and other assets                                   19,086                 6,282
       Inventory                                                           32,314                21,139
       Accounts payable and accrued expenses                               81,453                47,316
       Accrued interest                                                   (26,752)               15,240
                                                                 ----------------       ---------------

         Net cash provided by operating activities                      6,404,596             5,746,832
                                                                 ----------------       ---------------


Cash flows from investing activities:
   Proceeds from maturities or sales of available-for-sale             18,556,632            14,216,280
     investment securities
   Purchase of available for sale investment securities               (18,582,088)          (13,998,385)
   Expenditures for property, plant and equipment                        (345,706)             (408,232)
   Proceeds from sale of property, plant and equipment                          -                19,335
                                                                 ----------------       ---------------

       Net cash used for investing activities                            (371,162)             (171,002)
                                                                 ----------------       ---------------


Cash flows from financing activities:
   Partner capital withdrawn                                           (5,225,544)           (4,107,952)
   Principal payments on term notes                                    (1,920,000)           (1,680,000)
   Debt refinancing costs                                                       -               (11,550)
                                                                 ----------------       ---------------

       Net cash used for financing activities                          (7,145,544)           (5,799,502)
                                                                 ----------------       ---------------

Net decrease in designated and restricted cash and equivalents
                                                                       (1,112,110)             (223,672)
Designated and restricted cash and equivalents, beginning
of year                                                                 4,195,726             4,419,398
                                                                 ----------------       ---------------

Designated and restricted cash and equivalents, end of year           $ 3,083,616           $ 4,195,726
                                                                 ================       ===============

Interest paid                                                         $ 2,767,733           $ 3,011,971

The accompanying notes are an integral part of the financial statements.

                                                                       D R A F T

COLSTRIP ENERGY LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS


1.   ORGANIZATION AND OPERATIONS

     Colstrip Energy Limited Partnership (the Partnership) owns and operates a 35-megawatt electric generation facility (the Project) near Colstrip, Montana. Commercial operations of the Project commenced on May 3, 1990.

     The Partnership consists of Rosebud Energy Corp. (Rosebud), the general partner, and two limited partners: Harrier Power Corporation (wholly-owned by U.S. Generating Company, LLC) and Spruce Limited Partnership. The general partner of Spruce Limited Partnership is Spruce Power Corporation (which PG&E Generating Company purchased from Bechtel Enterprises, Inc. effective September 19, 1997 and is wholly-owned by U.S. Generating Company, LLC) and the limited partner is Pitney Bowes Credit Corp. The life of the Partnership is 40 years expiring in 2028.

     The project is a Federal Energy Regulatory Commission (FERC) certified Small Power Production Facility consisting of a circulating fluidized bed combustion boiler, an extraction/condensing steam turbine generator unit and related auxiliary equipment. The unit is fired by waste coal in the form of sub-bituminous coal refuse. Montana Power Company (MPC) has contracted to purchase all of the electricity to be generated by the Project through June, 2025.


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     Inventory - Inventory consists of limestone to be used in the power generation process and is stated at cost.

     Investments - The Partnership classifies liquid investments, special reserve account investments and bond reserve fund investments as available-for-sale securities which are stated at fair value. Net unrealized gain or loss on available-for-sale securities is reported as a component of Partners' Equity.

                                                                       D R A F T

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

     Property, Plant and Equipment - Property, plant and equipment is stated at historical cost net of accumulated depreciation. When property, plant and equipment is disposed of, the net book value of the asset is removed from the Partnership's books and the net gain or loss is included in operations. Depreciation is provided using the straight-line method over estimated useful lives of fifty years for plant and systems, seven years for heavy operating equipment, five to seven years for periodic scheduled overhaul costs, and five years for furniture, computer equipment, small tools and vehicles.

     The Partnership reviews the carrying value of property, plant and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. No assets are considered impaired as of December 31, 1998 or 1997.

     Deferred Charges - Costs of issuing bonds and notes are amortized using the interest method over the term of the related financing. The cost of entering into interest rate cap transactions is amortized on a straight-line basis over the term of the related financing.

     Income Taxes - The Partnership is subject to the partnership provisions of the Internal Revenue Code and, accordingly, incurs no federal or state income taxes. Individual partners report their respective share of the Partnership's taxable income, loss, deductions and credits.

     Financial Instruments - Designated and restricted cash equivalents include highly liquid investments with original maturities of three months or less, readily convertible to known amounts of cash. The amounts reported as restricted and designated cash and equivalents, receivables, other assets, accounts payable and accrued expenses, bonds payable and term notes payable are considered to be reasonable approximations of their fair values. The fair value estimates presented herein were based on market information available to management as of December 31, 1998. The use of different market assumptions and estimation methodologies could have a material effect on the estimated fair value amounts. The reported fair values do not take into consideration other expenses that would be incurred in an actual settlement.

     Revenue Recognition - MPC has contracted to purchase all of the electricity to be generated by the Project through June 2025. Revenue is recorded based on power generation at rates established by the power purchase agreement.

                                                                       D R A F T

3.   COMPREHENSIVE INCOME

     During 1998, the Partnership adopted Statement of Financial Accounting Standard No. 130, Reporting Comprehensive Income. This statement establishes standards for reporting and displaying comprehensive income and its components in a full set of general purpose financial statements. This statement also requires comprehensive income and its components to be presented for all prior periods presented. The Partnership's components of comprehensive income include unrealized holding gains and losses on available-for-sale securities, changes for which have been displayed in the Statement of Comprehensive Income.

4.   DESIGNATED AND RESTRICTED CASH AND EQUIVALENTS

     Partnership revenues are deposited with an agent bank for disbursement in accordance with the terms of the partnership and credit agreements. Designated and restricted funds were as follows:

     DECEMBER 31,                                                      1998                   1997
                                                                 ----------------       ---------------

     Designated cash and equivalents:
         Cash available for operations:
      First Interstate O&M nonlabor                                 $      31,750            $  208,671
      US Bank accounts                                                  2,415,413             2,985,557
                                                                 ----------------       ---------------
                                                                        2,447,163             3,194,228
                                                                 ----------------       ---------------

     Restricted cash and equivalents:
         Credit Suisse revenue holdings account                                50                16,918
         Credit Suisse debt service account                               260,068               593,955
         Credit Suisse revolving credit debt service account                   14                    14
         Credit Suisse maintenance reserve account                        232,133               270,465
         Credit Suisse O&M bonus and sub fee account                      128,738               120,146
         Credit Suisse special reserve account                             15,450                     -
                                                                 ----------------       ---------------
                                                                          636,453             1,001,498
                                                                 ----------------       ---------------

     Total designated and restricted cash and equivalents               3,083,616          $  4,195,726
                                                                 ================       ===============

                                                                       D R A F T

5.   AVAILABLE-FOR-SALE SECURITIES

     The following is a summary of the Partnership's available-for-sale securities, by contractual maturities.

                                                                             GROSS
                                             MATURITY       AMORTIZED      UNREALIZED        FAIR
     DECEMBER 31, 1998                         YEAR           COST           GAINS           VALUE
     ---------------                         --------      -----------     ----------     -----------

     Liquid Investments:
       U.S. Treasury Notes and Federal
       Discount Notes                          1999        $ 1,882,524     $    9,238     $1,891,762

     Special reserve account investments:
       U.S. Treasury Notes                     1999        $   500,080     $    3,045     $ 503,125

     Bond reserve fund investments:
       Federal Discount Notes                  1999        $ 6,084,976     $        -     $6,084,976

                                                                             GROSS
                                             MATURITY       AMORTIZED      UNREALIZED        FAIR
      DECEMBER 31, 1997                        YEAR            COST         (LOSSES)         VALUE
                                             --------      -----------     ----------     -----------

     Liquid Investments:
       U.S. Treasury Notes                     1999        $ 1,500,665      $  13,398     $1,514,063

     Special reserve account investments:
       U.S. Treasury Notes                     1999        $   500,277      $   4,411     $  504,688

     Bond reserve fund investments:
       U.S. Treasury Bills                     1998        $ 6,128,810      $       -     $6,128,810

6.   PROPERTY, PLANT AND EQUIPMENT

      DECEMBER 31,                                                     1998                   1997
                                                                 ----------------       ---------------

     Land Improvements                                           $         80,674       $         5,917
     Land                                                                 496,240               496,240
     Plant, equipment and systems                                      86,458,766            86,230,300
     Heavy operating equipment                                          1,245,098             1,225,135
     Small tools and equipment                                            156,136               140,603
     Office furniture and equipment                                       176,345               168,795
     Vehicles                                                              85,095                85,095
                                                                 ----------------       ---------------

         Property, plant and equipment, at cost                        88,698,354            88,352,085

         Less accumulated depreciation                                (16,770,199)          (14,807,058)
                                                                 ----------------       ---------------

         Property, plant and equipment, net                      $     71,928,155       $    73,545,027
                                                                 ================       ===============

Depreciation of property, plant and equipment was $1,963,141 for 1998 and $1,945,252 for 1997.

                                                                       D R A F T

7.   DEFERRED CHARGES

     Deferred charges, net of accumulated amortization, were as follows:

          DECEMBER 31,                                                 1998                   1997
                                                                 ----------------       ---------------

          Bond financing                                             $  1,439,418         $   1,554,114
          Notes financing                                               1,384,116             1,655,827
                                                                 ----------------       ---------------

                                                                     $  2,823,534         $   3,209,941
                                                                 ================       ===============

8.   BONDS PAYABLE

     The 1989 Series tax-exempt bonds were issued October, 1989 in the amount of $60,800,000. The bonds bear interest at weekly, monthly, semiannual, annual or term rates set at the option of the Partnership or, upon termination of a letter of credit, at a fixed interest rate until maturity. Interest is at market rates for equivalent bonds at each repricing date and is payable monthly. The interest rate for the week including December 31 was 4.05% for 1998 and 3.75% for 1997. The weighted average interest rate for the year was 3.51% for 1998 and 3.76% for 1997.

     The bonds mature December, 2015 and are subject to mandatory and optional redemption prior to maturity. Optional redemption, in whole or in part, may be made at the election of the Partnership at a redemption price of up to 102% of face value. The bonds are subject to mandatory redemption through a sinking fund requiring annual payments by the Partnership. The bonds are payable from revenues of the Partnership or from a letter of credit.

     Scheduled annual Bond sinking fund requirements are as follows:

          Year ending         Amount Due
          -----------         ----------

          1999                $   -
          2000                    -
          2001                  1,700,000
          2002                  1,800,000
          2003                  2,000,000
          Thereafter           35,200,000

     The remaining balance of bonds are payable upon maturity.

     The Partnership has a letter of credit in the amount of $63,200,000 collateralizing the bonds payable (Note 9).

                                                                       D R A F T

8.   BONDS PAYABLE - CONTINUED

     The bond agreement covenants require the Partnership, among other requirements, to maintain specific insurance coverages.

9.   TERM NOTES PAYABLE

     In 1996, the Partnership entered into a Credit And Reimbursement Agreement ("Credit Agreement") providing for a Letter of Credit ("LOC") for $61,960,000, which was increased to $63,200,000 in 1998, issuance of new term loans of $12,000,000 in repayment of the existing term loans and additional credit facilities in the form of revolving credit loans of $1,000,000 and capacity expansion loans of $2,000,000.

     The LOC expires in June, 2006, but can be extended for a period of not less than five years. Aggregate annual fees on the LOC is approximately 1.17% through June, 2001 and 1.29% thereafter. The Partnership paid LOC fees of $738,299 and $737,231 in 1998 and 1997, respectively.

     Term loans payable bear interest from 1% to 1.25% above the London Interbank Offering Rate ("LIBOR"). The interest rate in effect at December 31, 1998 was 6.31% including the spread above LIBOR.

     Capacity expansion loans bear interest from 1.125% to 1.25% above LIBOR and mature in June, 2006. Borrowings under the capacity expansion loans are available through June, 1999. At December 31, 1998, there were no borrowings outstanding under the capacity expansion loans.

     Revolving credit loans bear interest at 1.25% above LIBOR with an initial term expiring in June, 1999, but can be extended for additional three-year periods until the letter of credit expiration date. At December 31, 1998, there were no borrowings outstanding under the revolving credit loans.

     The Partnership agreed to pay an annual commitment fee of 0.5% on the unutilized commitments for the capacity expansion loans and the revolving credit loans plus certain other annual administrative fees which totaled $76,822 and $75,872 in 1998 and 1997, respectively.

     In 1996, the Partnership purchased an interest rate cap for $209,760 to protect against the impact of changes in market interest rates. The effect of this contract is to limit the interest the Partnership would pay to no more than approximately 10.667% on $45.6 million. The interest rate cap was effective June 30, 1996 and expires on June 30, 2001.

                                                                       D R A F T

9.   TERM NOTES PAYABLE - CONTINUED

     Scheduled principal payments for the term notes are due as follows:

          1999                      2,280,000
          2000                      2,640,000
          2001                      1,200,000
          2002                      1,560,000
                                   -----------

                                   $ 7,680,000
                                   ===========

     Substantially all of the Partnership assets are pledged as collateral for the letter of credit and the term notes payable. The credit agreements provide for no other recourse by the lenders against the Partnership or any partner.

     The Credit Agreement covenants require the Partnership, among other requirements, to maintain specific debt service coverage ratios and insurance coverages. Term notes payable are subject to an acceleration clause upon default of the covenants.

10.  RELATED PARTY TRANSACTIONS

     Rosebud and an affiliate provide management and administrative services and, after June 15, 1996, coal transportation services to the Partnership, and are also reimbursed for expenses incurred on behalf of the Partnership. Fees earned by Rosebud and affiliate during 1998 and 1997 were $1,120,226 and $869,744, respectively, of which $58,078 and $42,854 were payable at December 31, 1998 and 1997, respectively. The Partnership had receivables from Rosebud of $66,079 and $74,343 as of December 31, 1998 and 1997, respectively.

     Pursuant to the Partnership Agreement, the general partner is entitled to receive an Incentive Operating Performance Distribution (IOPD) which is subordinated to certain other minimum cash distributions starting in 2003. The IOPD paid to the general partner was $776,498 and $1,182,302 in 1998 and 1997, respectively, and is reported as a withdrawal of partnership capital in each respective year. Undistributed IOPD at December 31, 1998 and 1997 was $150,702 and $252,977, respectively. IOPD amounts not distributed bear interest at prime plus 1%.

     Legal fees, including expenses incurred on behalf of the Partnership, in the amount of $231,883 and $217,019 were earned by the law firms of Orndorff Law Offices and R. Lee Roberts in 1998 and 1997, respectively. Consulting fees, including expenses incurred on behalf of the Partnership, in the amount of $39,469 and $18,847 were earned by Jeffrey L. Smith, shareholder of Rosebud, in 1998 and 1997, respectively. Certain principals of these firms and Jeffrey L. Smith serve as officers and are shareholders of Rosebud. Amounts payable to these related parties total $29,354 and $41,887 at December 31, 1998 and 1997, respectively.

                                                                       D R A F T

11.  COMMITMENTS

     The Partnership has entered into the following long-term operating commitments:

     o A cogeneration and long-term power purchase agreement with Montana Power Company to sell and deliver capacity and energy until 2025. Charges include a fixed fee portion with a variable portion that is negotiated each year;

     o A refuse coal supply and backup coal supply agreements with Western Energy Company (WECo) to purchase all of the Partnership's coal requirements until 2025. Charges are modified in January and July of each year and are based on various complex indices;

     o A 1988 limestone supply agreement, amended in 1992, with Montana Limestone Company with an initial term ending in 2005, renewable for up to five additional five-year terms. A processing charge is paid by the Partnership in the amount of $3.00 per ton, increased by a 4% compounded annual escalation beginning January 1, 1993 ($3.79 per ton at December 31, 1998);

     o A 1991 limestone supply agreement with Montana Limestone Company with an initial term ending in 2021. A processing charge is paid by the Partnership in the amount of $3.00 per ton, increased by a 4% compounded annual escalation beginning September 1, 1990. The processing charge may be renegotiated in 2006. No limestone was processed under this agreement during 1998;

     o A services agreement with Constellation Operating Services for operations and maintenance of the Facility until 2010, renewable for up to three five-year terms. The Partnership may terminate the agreement at its sole discretion at December 31, 2000 or December 31, 2005. The charges are based on Constellation's labor costs and other costs incurred with an additional markup; and

     o A coal transport agreement with WECo, whereby the Partnership leases trucks to WECo for coal delivery. The agreement provides for WECo to operate and maintain the trucks and deliver coal through 2023. The charges are based on WECo's costs incurred with an additional markup. Rosebud Operating Services, Inc. performs maintenance on the trucks.

12.  CONCENTRATIONS OF CREDIT RISK

     The Partnership has concentrations of credit risk, generally does not require collateral, and does not anticipate credit losses related to cash balances in bank accounts, which may exceed federally insured amounts, and receivables from Montana Power.

                                                                       D R A F T

13.  CONTINGENCIES

     The Partnership's 1989 series tax-exempt bonds are subject to Internal Revenue Code Section 148 regarding arbitrage rebate requirements. The rebate, if any, will be calculated based on earnings on non-purpose investments in excess of interest incurred on the tax-exempt bonds for the 5-year period ending October, 1999. As of December 31, 1998, management believes that no rebate will be due for such period. Rebate amounts, if any, are due after each 5-year period the tax-exempt bonds are outstanding.

     The State of Montana passed, in the 1997 session, legislation deregulating the electrical generation industry. MPC publicly announced its intention to sell its ownership interest in all power generating assets, including its power purchase contracts. Any proposed sale of the Partnership's contract with MPC must have Partnership approval (which cannot be unreasonably withheld) and the Partnership cannot predict the impact, if any, that such sale by MPC would have on its financial position, results of operation or cash flows.

     The Partnership had filed a complaint with the Montana Public Service Commission against MPC claiming that, among other things, MPC violated the power purchase agreement by wrongfully curtailing power and capacity purchases during the period July 3, 1997 through July 18, 1997. The Commission ruled that it did not have the proper jurisdiction to hear the complaint. In November 1997, the Partnership then filed a complaint with the First Judicial District Court of Montana, County of Lewis and Clark ("District Court") and asked such District Court to rule on whether the Montana Public Service Commission has jurisdiction to hear the said complaint. During 1998, MPC curtailed power and capacity purchases during the period May 5, 1998 through June 17, 1998. In January 1999, the Partnership filed a motion for summary judgment against MPC with the District Court, which included the existing claim that MPC wrongfully curtailed power and capacity purchases during the period July 3, 1997 through July 18, 1997, and an additional claim for the period May 5, 1998 through June 17, 1998. As of December 31, 1998, the outcome of this litigation cannot be determined. Costs associated with the curtailment have been included in results of operations as incurred.